[Letterhead of Appleby Spurling Hunter]

Exhibit 5.1

24 May 2005

Hurray! Holding Co., Ltd.

3/F, China Resources Building

No. 8 Jianguomenbei Avenue

Dongcheng District

Beijing 100005

PRC

Dear Sirs

Hurray! Holding Co., Ltd. (the “Company”)

This opinion as to Cayman Islands law is addressed to you in connection with the Company’s 2002 Incentive Compensation Plan, 2003 Stock Option Plan and 2004 Share Incentive Plan (effective as of 9 July 2004) (collectively, the “Plan”) and the registration of 261,041,020 ordinary shares of the Company par value US$0.00005 per share (the “Shares”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

For the purposes of this opinion we have examined and relied upon the documents listed in the Schedule. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Schedule.

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised, faxed, scanned, emailed or photostatic copies;

(b)	that each of the Registration Statement, the Plan and other such documentation which was received by us by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Registration Statement and all other documents which we have examined;

(d)	that any representation, warranty or statement of fact or law, other than as to the laws of Cayman Islands, made in the Registration Statement is true, accurate and complete in all material respects;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than the Cayman Islands which would be contravened by the execution of the Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside the Cayman Islands, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(f)	that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company;

(g)	that there are no charges registered or unregistered against the assets of the Company or against the securities of the Company or other form of impediment which might prevent/affect the performance of the Plan;

(h)	the truth, accuracy and completeness of the statements and representations made in the Officer’s Certificate provided to us and on which we have relied without making independent investigation for the purposes of this opinion;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions duly passed by the directors and shareholders of the Company as the case may be [as unanimous written resolutions of the directors and shareholders] of the Company and that there is no matter affecting the authority of the directors to effect entry by the Company into the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that there have been no amendment to the Constitutional Documents;

(k)	that there have been no amendment to the Old M&A until 3 February 2005;

(l)	that the final form of the Registration Statement which we have examined for the purposes of this opinion does not differ in any material respect from the draft approved by the Board of Directors;

(m)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered; and

(n)	that there are no circumstances affecting the enforceability of the Plan which have arisen since 9 July 2004, of which we are unaware, which would have any adverse implication in relation to the opinions expressed herein.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is a company duly incorporated with limited liability and existing under the laws of the Cayman Islands.

2.	The Shares have been duly authorized, and when issued, delivered and paid for in the manner described in the Plan, will be validly issued and fully paid.

Reservations

We have the following reservations:

(a)	The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on directors and shareholders is not publicly available. We have therefore obtained the corporate documents specified in the First Schedule hereto and relied exclusively on the Officer’s Certificate for the verification of such corporate information.

(b)	The Litigation Searches may not be conclusive and it should be noted that the Grand Court Causes Book does not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Clerk of Courts Office would have or should have been disclosed on the Causes Book, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the Causes Book;

(ii)	details of matters which should have been lodged for filing or registration at the Clerk of Courts Office but have not been lodged for filing or registration at the date the search is concluded; (iii) whether an application to the Grand Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iii)	whether an application to the Grand Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security.

We have not enquired as to whether there has been any change since the date of the Litigation Search.

(c)	With respect to this opinion, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify our opinion to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Cayman Islands law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than the Cayman Islands.

We consent to the use of this opinion in, and the filing thereof as an exhibit to, the abovementioned Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours faithfully

/s/ Appleby Spurling Hunter

SCHEDULE

1.	Copy of final form of the registration statement on Form S-8 (the “Registration Statement”) as provided to us by Messrs. Morrison & Foerster on 19 May 2005.

2.	Copies of the Company’s 2002 Incentive Compensation Plan, 2003 Stock Option Plan and 2004 Share Incentive Plan (effective as of 9 July 2004) (collectively, the “Plan”).

3.	Copies of the Certificate of Incorporation and the Amended and Restated Memorandum and Articles of Association of the Company effective from 3 February 2005 (collectively referred to as the “Constitutional Documents”) as issued by or registered with the Registrar of Companies in the Cayman Islands with all amendments.

4.	Copy of the Amended and Restated Memorandum and Articles of Association of the Company adopted on 17 March 2003 and effective from 21 March 2003 (“Old M&A”).

5.	Copies of the Minutes of the Meeting of the Board of Directors of the Company held on 12 July 2002 in respect of the 2002 Incentive Compensation Plan, Written Resolutions of the Directors of the Company dated 18 September 2003 in respect of 2003 Stock Option Plan, 30 April 2004 in respect of the 2002 Incentive Compensation Plan and 2003 Stock Option Plan, 9 July 2004 in respect of the 2004 Share Incentive Plan and 12 May 2005 in respect of the Registration Statement, Written Resolutions of the Shareholders dated 17 March 2003 in respect of the Old M&A, 30 April 2004 in respect of Amended and Restated Memorandum and Articles of Association and 9 July 2004 in respect of the 2004 Share Incentive Plan (collectively, the “Resolutions”).

6.	Copy of the register of directors and officers in respect of the Company as at 17 May 2005.

7.	Copies of the register of members in respect of the Company as at 29 April 2005, 6 May 2004 and 12 November 2004.

8.	Copy of the Certificate of Incumbency issued by Codan Trust Company (Cayman) Limited dated 20 April 2005.

9.	Copy of a Certificate of Good Standing in respect of the Company dated 13 May 2005.

10.	Copy of an Officer’s Certificate (the “Officer’s Certificate”) dated 20 May 2005 and signed by Qindai Wong a Director of the Company.

11.	The entries and filings shown in respect of the Company in the Grand Court Cause Book maintained at the Clerk of the Courts Office in George Town, Cayman Islands, as revealed by a search conducted on 12 May 2005 and updated on 18 May 2005 for the period of one year preceding such search in respect of the Company (the “Litigation Search”).